SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

                       FORM 8-K

                     CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 8, 2000


  SALIENT 3 COMMUNICATIONS, INC.
 (Exact name of registrant as specified in its charter)



  Delaware                            0-12588         23-2280922
 (State or other jurisdiction of     (Commission     (I.R.S. Employer
  incorporation or organizational)    File Number)    Identification No.)



   P. O. BOX 1498, READING, PENNSYLVANIA   19603
 (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (610) 856-5500

Item 5. Other Events.

On June 8, 2000, Salient 3 Communications, Inc. (Nasdaq/NMS:STCIA) and Hubbell Incorporated (NYSE:HUBA, HUBB) announced that they have reached an agreement for Hubbell to purchase all of the common stock of GAI-Tronics Corporation, Salient 3's industrial communications subsidiary. The purchase price will be approximately $40 million in cash, subject to certain closing date balance sheet adjustments.

Salient 3 had announced in October 1999 that it had engaged Robert W. Baird & Co. to assist in evaluating and pursuing various strategic alternatives intended to enhance shareholder value. After assessing the preliminary values for the individual subsidiaries generated by Robert W. Baird's sale process and receiving Baird's advice, the Board determined that Salient 3 would maximize shareholder value by selling its subsidiaries and distributing the net proceeds to its shareholders. Salient 3 announced on May 11 that it had reached agreement to sell SAFCO Technologies, Inc., its wireless subsidiary, to Agilent Technologies for $120 million in cash, subject to certain closing date balance sheet adjustments. The closing of the sales of both SAFCO and GAI-Tronics are expected to occur within 90 days, subject to the approval by Salient's Class B shareholders.

As previously disclosed in the SAFCO announcement, Salient 3 will use proceeds from subsidiary sales to address expenses specifically associated with each sale transaction, and certain corporate obligations, including Federal income taxes.

The Company's current estimate of the ultimate liquidation value per share, after meeting both current and future obligations over the dissolution period of the next three years, is in the range of $15.00 to $16.00 per share. This value is subject to numerous estimates of the current and potential values of all of Salient 3's assets and liabilities.

Commenting on the agreement, Salient 3's Chairman, President and Chief Executive Officer, Timothy S. Cobb said, "We are quite pleased to have reached an agreement with Hubbell, a company with a long business history and global presence. We believe that the complementary nature of the product lines and customer bases should make the combination successful and create increased future career opportunities for our GAI-Tronics employees."

Commenting further on Salient 3's plan to enhance shareholder value, Mr. Cobb said, "As we indicated in our announcement of the SAFCO sale agreement, we expect to make our first liquidating distribution to shareholders during the third quarter of this year. The exact timing of the distribution is dependent on the announcement of closing dates for the SAFCO and GAI-Tronics transactions which will occur after our Shareholder's Meeting expected to be held mid July, subject to the SEC review process. The first cash distribution should be the largest we will be making but its exact amount will be dependent on payment of our current expenses and our Board's assessment of reserves required to satisfy future and potential obligations during the dissolution period. The timing of subsequent distributions will be dependent on both the amount and timing of the resolution of all long term assets and liabilities."


Salient 3 Communications, Inc. is a leading telecommunications equipment and services company with subsidiaries that support public, private and wireless network operators.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               SALIENT 3 COMMUNICATIONS, INC.

Date:          June 8, 2000
            /s/Paul H. Snyder
               Paul H. Snyder
               Senior Vice President and
               Chief Financial Officer